Exhibit 10.3

PRIVILEGED & CONFIDENTIAL

EXECUTION COPY

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

MEMORANDUM OF UNDERSTANDING (the “MOU”)

July 25, 2006

Parties                                                                                                            Sandoz AG, a Swiss corporation (“Sandoz”), with a corporate office located at Lichtstraße 35, CH 4058 Basel BS, Switzerland (Notices:  Attention:  Peter Rupprecht, Authorized Signatory), and Momenta Pharmaceuticals, Inc., a Delaware corporation (“Momenta”), with a corporate office located at 675 West Kendall Street, Cambridge, MA 02142, USA (Notices:  Attention:  Chief Executive Officer), hereby enter into this Memorandum of Understanding as of the date referenced above (this “MOU”).  Each is a “Party”, and collectively, the “Parties”.

Collaborative Scope                                   Sandoz and Momenta shall work collaboratively to develop, commercialize, and maximize the value in the Field (as defined below) of generic injectable versions for which glatiramer acetate (Teva’s Copaxone®) (“CPX”) worldwide, [**] for the USA, enoxaparin sodium (Aventis’ Clexane®/Lovenox®) (“ENX”) for the EU, and [**] for the EU is the reference listed drug, and for which an ANDA or other abbreviated approval pathway could be approved by the FDA (or foreign counterparts, as applicable) (each, a “Product”). The aim of such collaboration is to develop, register and commercialize these Products (a) for CPX and ENX, with the authorized claim of AP-rated, AB-rated or otherwise therapeutic substitutability in the FDA’s Orange Book or foreign equivalent, and (b) for [**], as non-substitutable if appropriate, but with the goal of achieving therapeutic substitutability to the relevant reference innovator products for the applicable territories. In addition, the Parties shall work collaboratively to develop, commercialize and maximize the value of generic or follow-on versions of any other Biosimilar product as specifically agreed with respect to Potential Projects (as defined below) according to the Selection Process.  Furthermore, the Parties will collaboratively work to articulate and present a scientific basis for substitutable follow-on protein products to key thought leaders and decisions makers and to help shape USA, European Union (“EU”) and rest of world (“ROW”) (as mutually agreed) legislative and regulatory agenda/policy intended to develop a regulatory pathway for substitutable follow-on proteins regulated under the USA Public Health Service Act (or foreign equivalent).

Selection Process                                                  [**] starting [**], the Parties shall discuss all Momenta and Sandoz project ideas within the Collaborative Scope which the relevant Party makes available for collaboration.  Sandoz and Momenta shall mutually select projects of joint commercial interest (“Potential Projects”).  For the sake of clarity, neither Party is obligated to make any particular project or product available for collaboration as a possible Potential Project.  For such Potential Projects, the Parties agree to negotiate in good faith, for [**] days after the date such Potential Project is so selected, a definitive collaboration agreement, including territory, project plan and financial terms.  During such [**] day period, the Parties are allowed to discuss and negotiate with Third Party(ies) regarding such Potential Project, but shall not enter into a definitive agreement with any Third Party with respect to such Potential Project.  If the Parties do not execute such agreement within [**] days of such selection date, neither Party shall have any further obligation to the other with respect to such Potential Project, except (a) to the extent, if any, that the Parties again mutually select such project as a Potential Project, or (b) if such Potential Project is a Sandoz MFN Project, in which case the provisions of the next two (2) paragraphs shall apply.  For purposes of this MOU, “Third Party” shall have the meaning assigned to it in the Collaboration and License Agreement, dated November 1, 2003, by and among Momenta, Sandoz N.V. and Sandoz Inc. (the “US-ENOX Agreement”).

Sandoz shall have the right to select up to three (3) Potential Projects in total over the course of such [**] year period for which, if the Parties do not execute a definitive agreement with respect to such Potential Project within the [**] day period described above, Sandoz shall have the rights described in the next paragraph (such 3 projects [same comment here], the “Sandoz MFN Projects”).  Sandoz shall notify Momenta in writing of its selection of such Potential Project as a Sandoz MFN Project at the time it is selected as a Potential Project.  In addition, each of the following is an additional Sandoz MFN Project (so that there may be a maximum of [**] Sandoz MFN Projects in total):  (a) [**] outside the USA, and (b) [**] outside the EU.  Either Party may trigger the initial [**]-day negotiation period for either such additional Sandoz MFN Project upon written notice to the other Party.

If the Parties do not sign a definitive agreement on any Sandoz MFN Project within such [**] day period, Momenta shall be free, for a period of [**] thereafter, to execute a definitive agreement with a Third Party with respect to such Sandoz MFN Project, which shall be on terms not less favorable, taken as a whole, to Momenta than those last offered by Momenta to Sandoz.  The Parties recognize that, in evaluating the favorability to Momenta of the terms of such Third Party transaction relating to such Sandoz MFN Project, numerous factors may be taken into account and given appropriate weight, including, without limitation, the amount of up-front payments, the amount and timing of subsequent license or research payments, the royalty rate(s) or profit sharing terms, the definition of territory, marketing and promotion rights, and the purchase and pricing of equity, if applicable.  If after the expiration of such [**] period, Momenta has not entered into a transaction with any Third Party with respect to such Sandoz MFN Project, then the Parties shall again negotiate for [**] days with respect to such Sandoz MFN Project and if the Parties do not execute a definitive agreement during such [**] day period, the provisions of this paragraph shall again apply.  Momenta shall not be obligated to reveal to Sandoz the identity of any Third Party involved in any such transaction.  Except as expressly provided in this section “Selection Process” or as expressly otherwise stated in the Collaboration Agreement (as defined below), the terms of this MOU and the terms of the Collaboration Agreement will not apply to the Potential Projects.

Nothing shall restrict either Party from undertaking, alone or with its Affiliates (as defined below) or any Third Party, any activities, including without limitation entering into any contracts, with respect to any compounds, biologics or products other than the Products and, to the extent provided in this Section “Selection Process”, the Sandoz MFN Projects.

Field                                                                                                                      The injectable administration of the Products for all therapeutic indications, which Product may be in any formulation, combinations, presentations or dosage forms.

Grant of Rights                                                               Each Party grants the other Party an exclusive license under the relevant Intellectual Property Controlled by such Party which is necessary or reasonably useful to develop, make, have made, use, distribute, offer to sell, lease, import, export and sell the Product(s) in the Field for sale in the relevant joint territory and a non-exclusive license under such Intellectual Property to make, have made and use the Product outside such territory but only for purposes of selling such Product in or into the relevant joint territory; provided, that each Party retains the right to exercise rights under its IP to perform its obligations to the other Party under this MOU and the Collaboration Agreement and to make, have made and use the Product in the joint territory for purposes of selling such Product in or into the non-joint territories.  Such licenses shall be sublicenseable only as permitted pursuant to mutual written agreement of the Parties.  “Intellectual Property” or “IP” shall conform to the definition of Patent Rights and Know-How, collectively, under the US-ENOX Agreement, thereby including patents, patent applications, copyrighted materials, and know-how (including data), but excluding trademarks.  “Controlled” means with respect to any item of Intellectual Property, the possession, whether by ownership or license (other than pursuant to a license granted under this MOU or the Collaboration Agreement), by a Party or its Affiliates of the ability to grant to the other Party access and/or a license as provided herein under such item of Intellectual Property without violating the terms of any agreement or arrangement with any Third Party.  The terms of this MOU are subject to and limited by the provisions of any applicable agreement with Third Party licensors of a Party’s IP, including, as applicable, the MIT Agreement (as defined in the US-ENOX Agreement) and the insurance obligations therein; provided, however, that, if a Party enters into a license with a Third Party licensor for any IP that may be licensed to the other Party hereunder, such Party shall notify the other Party of the restrictions and obligations imposed by such licensor, and, if such other Party does not wish to comply with such restrictions and obligations, such IP shall not be licensed to the other Party hereunder.  Neither Party shall amend any such Third Party license agreement existing as of the Execution Date (including, without limitation, the MIT Agreement and the [**] Agreements) in a manner that would be inconsistent with this MOU, nor enter into any agreement after the Execution Date that would be inconsistent with this MOU.

In no event may Sandoz use or cross-reference any Momenta IP (whether or not included or disclosed in any regulatory filings, whether such filings are owned by Sandoz or otherwise) (a) in [**] for which Sandoz has chosen to develop or commercialize CPX on its own; or (b) otherwise with respect to any products or in any countries, other than to support the joint development and commercialization of a Product in the Field in the countries for which the Parties are jointly developing and commercializing such Product.

Exclusivity                                                                                      Sandoz and Momenta will work exclusively together, using Commercially Reasonable efforts, to develop and commercialize the Products in the Field for the respective joint territories; provided, however, that for [**] for CPX, Sandoz shall have the option to develop and commercialize CPX on its own and, if it wishes to do so, it will notify Momenta in writing at the time when Sandoz commits resources (consistent with its internal decision process) to develop CPX on its own for [**], in which case Momenta will have the right, without any further obligation to Sandoz, to develop and commercialize CPX for [**].

“Commercially Reasonable” means, with respect to the efforts to be expended by a Party with respect to any objective, or with respect to the decision to be made by a Party, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective, or making such decision in reasonable, good faith as such Party would normally make, in each case under similar circumstances exercising reasonable business judgment, it being understood and agreed that, with respect to the development or commercialization of a Product, such efforts, or decisions, shall be substantially equivalent to those efforts and resources commonly used, or decisions commonly made, by such Party for a product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the Product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the Product, alternative products and other relevant factors commonly considered in similar circumstances.  It is anticipated that the level of effort, and the decisions, will change over time, reflecting changes in the status of the Product.

Development and

Commercialization                                                The Parties will work collaboratively to develop and commercialize each Product and to maximize Product revenues and profits with respect thereto.  Primary responsibility for executing specific functions will be mutually determined in good faith according to the Parties’ respective capabilities and expertise; however, regulatory, legal, development and commercialization activities will be planned by a joint project team for each Product, with representatives from both Parties.  Each Party’s representatives on the joint project teams and Joint Steering Committee shall have one vote, collectively.

Final decision on development, regulatory, legal and commercial strategy shall reside with Sandoz for [**], however Sandoz shall consult with and give due consideration to Momenta’s input related thereto.  For CPX and ENX, all decisions shall be joint decisions; provided, however, that final decisions for all Products on patent challenge litigation and launch prior to receipt of Legal Clearance shall reside with Sandoz. Under no circumstances may Sandoz use the foregoing final decision-making authority to (a) obligate Momenta to spend money or devote resources outside those previously agreed to in the mutually-agreed Annual Collaboration Plan and Budget (as defined below), (b) unilaterally amend the terms of this MOU or the Collaboration Agreement or override Momenta rights in this MOU or the Collaboration Agreement, or (c) unilaterally determine that it has fulfilled any obligations hereunder or that Momenta has breached any obligations hereunder.  Except with its decision to launch prior to receipt of Legal Clearance, which is made in Sandoz’s sole discretion, Sandoz shall exercise its final decision-making authority in good faith and in a Commercially Reasonable manner.

Sandoz will control patent challenge litigation relating to each Product and, subject to the prior paragraph, shall have the sole authority in each country in the relevant territory to decide whether to launch a Product prior to final legal clearance by a court of competent jurisdiction or settlement with the innovator (“Legal Clearance”), provided that such decision is subject to reasonable consultation with, and due consideration of input from, Momenta. Sandoz shall select counsel to assist with patent challenge litigation which counsel shall be reasonably acceptable to Momenta.  Sandoz shall make all regulatory filings.  All Product filings with the applicable regulatory authorities in a particular country/territory shall be in Sandoz’s name and shall be owned by Sandoz.  Sandoz shall book all sales for the Products.  A joint steering committee (the “Joint Steering Committee” or “JSC”) will oversee the joint project team’s planning and execution of the development, regulatory, legal and commercialization plans for the Products.  The Joint Steering Committee also will approve an Annual Collaboration Plan and Budget, which will include goals, resources, and responsibilities during each year of the collaboration and forecasts for subsequent years.  In the Annual Collaboration Plan and Budget, the Parties will further define the responsibilities of each Party with respect to the development, regulatory, legal and commercialization activities for each Product.

Financial Terms

Equity Purchase                                                         Subject to the provisions below, Novartis Pharma AG, one of Sandoz’s Affiliates (as defined in the ‘Assignment’ section of this MOU) will make a USD$75 million (“MM”) investment in Momenta common stock (the “Equity Purchase”).  The date of execution and public announcement (after market-close) of the definitive Stock Purchase Agreement will be the “Execution Date”.

The Equity Purchase will be made pursuant to a definitive Stock Purchase Agreement and Investor Rights Agreement which will have been executed concurrently with this MOU.  Closing of the Equity Purchase is anticipated to occur as soon as possible after the Execution Date, following the filing and obtaining of HSR clearance (if required) (the “Closing”).

Product Costs                                            Development Expenses:  Development Expenses are all internal (FTE) costs and external costs to develop a particular Product up to and including development of commercial scale process (including formulation, characterization, bioequivalence, regulatory filings, QA/QC, analytical, product and process development), and making of regulatory filings with respect to such Product, which expenses are incurred in accordance with the then current Annual Collaboration Plan and Budget.

Commercialization Expenses:  Commercial Expenses are all internal (FTE) and external costs for the validation of commercial scale process (for drug substance and drug product, as well as associated stability studies), production inventory build prior to and post launch, marketing, promoting, distributing and selling of a Product, which expenses are incurred by either Party in accordance with the then-current Annual Collaboration Plan and Budget.  Failed validation batches and inventory not sold are included in Commercialization Expenses.

“FTE Rate” will be $[**] per FTE (i.e., [**] hours of scientific, legal, technical or managerial work), which rate is subject to annual increase pursuant to the US CPI.

1. CPX worldwide:

Momenta will fund [**] Development Expenses of both Parties (other than human clinical trials beyond a bioequivalence study) for the USA (both Momenta and Sandoz FTEs (at the FTE Rate) and external expenses) until an ANDA is filed with the appropriate regulatory agencies as well as from filing to approval.

Momenta and Sandoz will each pay 50% of the cost (both Momenta and Sandoz FTEs (at the FTE Rate) and external expenses) of any CPX Development Expenses specifically for ex-US applications; provided, however, that the Parties will jointly decide whether to apply for approval and/or market CPX in any territories other than USA and EU (subject to the Parties’ rights with respect to [**], as described in the “Exclusivity” section).

In addition, if human clinical studies beyond a bioequivalence study are required, Momenta and Sandoz will each pay 50% of such costs (including the Parties’ FTEs and out-of-pocket costs) unless a Party(ies) has terminated the MOU with respect to such Product, as provided below.

Sandoz shall fund all Legal Costs (other than Momenta’s FTEs) (subject to the “Indemnification/Share of Legal Costs” section below) and Commercialization Expenses (including Momenta’s FTEs, at the FTE Rate).  For avoidance of doubt, [**].  If Sandoz requests Momenta’s assistance with commercial manufacturing activities, Sandoz will reimburse Momenta’s “Cost of Goods Sold” (defined consistent with the explanation attached as Exhibit A (provided, however, that Third Party Royalties shall be treated as provided below)) thereof within [**] days after receipt of such invoice.

2.    ENX EU

Momenta will fund [**]%, and Sandoz will fund [**]%, of future Development Expenses of both Parties (both Momenta and Sandoz FTEs (at the FTE Rate) and external expenses) (other than human clinical trials beyond a bioequivalence study) until the EU equivalent of an ANDA is filed with the appropriate regulatory agencies as well as from such filing to approval for ENX.

In addition, if human clinical studies beyond a bioequivalence study are required, the Parties will split such costs [**]% (Sandoz) and [**]% (Momenta) unless a Party(ies) has terminated the MOU with respect to such Product, as provided below.

Sandoz shall fund all Legal Costs (other than Momenta’s FTEs) (subject to the “Indemnification/Share of Legal Costs” section below) and Commercialization Expenses (including Momenta’s FTEs, at the FTE Rate).  For avoidance of doubt, Momenta’s [**]  If Sandoz requests Momenta’s assistance with commercial manufacturing activities, Sandoz will reimburse Momenta’s Cost of Goods Sold thereof within [**] days after receipt of such invoice.

3. [**]

Sandoz funds [**] Development Expenses. Such Development Expenses shall include FTE expenses of both Parties’ FTEs (Momenta’s FTEs at the FTE Rate) and any Third Party expenses. Momenta will be reimbursed for its Development Expenses.

Sandoz shall fund all Legal Costs (including Momenta’s FTEs (at the FTE Rate) with respect to activities related thereto incurred in accordance with the Annual Collaboration Plan and Budget) and Commercialization Expenses (including Momenta’s FTEs at the FTE Rate).  For avoidance of doubt, [**].  If Sandoz requests Momenta’s assistance with commercial manufacturing activities, Sandoz will reimburse Momenta’s Cost of Goods Sold thereof within [**] days after receipt of such invoice.

4. [**]

Sandoz funds [**] Development Expenses.  Such Development Expenses shall include FTE expenses of both Parties’ FTEs (Momenta’s FTEs at the FTE Rate) and any Third Party expenses.  Momenta will be reimbursed for its Development Expenses.

Sandoz shall fund all Legal Costs (including Momenta’s FTEs (at the FTE Rate) with respect to activities related thereto incurred in accordance with the Annual Collaboration Plan and Budget) and Commercialization Expenses (including Momenta’s FTEs at the FTE Rate).  For avoidance of doubt, Momenta’s [**] If Sandoz requests Momenta’s assistance with commercial manufacturing activities, Sandoz will reimburse Momenta’s Cost of Goods Sold with respect thereto.

Profit Sharing                                               Profits from sale of the Product(s) in the respective territory will be shared:

1. For CPX (worldwide):

50% to Sandoz and 50% to Momenta

2. For ENX (EU)

[**]% to Sandoz, [**]% to Momenta

3. [**]

[**]% to Sandoz and [**]% to Momenta

4. [**]

[**]% to Sandoz and [**]% to Momenta

“Profits” are equal to Net Sales (defined consistent with the explanation attached as Exhibit A, provided, however, that Third Party Royalties shall be treated as provided below) minus Cost of Goods Sold for units sold; (i) regarding CPX:  minus [**]% of the Net Sales minus any payments pursuant to milestone lettered 1.c. (as described below), (ii) regarding [**]: minus [**]% of the Net Sales, (iii) regarding [**]: minus [**]% of the Net Sales, and (iv) regarding ENX, minus [**]% of Net Sales minus any payments pursuant to milestone lettered 2.b. (as described below).

Sandoz agrees not to use any Product as a loss leader.  Sandoz also agrees that if it prices a Product in order to gain or maintain sales of other products, then for purposes of calculating the payments due hereunder, the Net Sales shall be adjusted to reverse any discount which was given to a customer that was in excess of customary discounts for such Product (or, in the absence of relevant data for such Product, other similar products under similar market conditions), if such discount was given in order to gain or maintain sales of other products.

Milestones                                                            Sandoz shall make Milestone payments to Momenta as follows:

1. For CPX:

a. USD$[**] upon receipt of final approval from US FDA for ANDA if no Third Party other than [**] has, as of the date of such receipt, received final approval for a U.S. ANDA filed by such Third Party for a therapeutically-substitutable CPX-Equivalent Product.

“CPX-Innovator” means, collectively, [**] (d) the successors and assigns of any of the persons in clauses (a), (b) or (c) with respect to any rights to any CPX-Equivalent Product.

“CPX-Equivalent Product” means (a) Copaxone® in injectable form sold as a brand, including Copaxone® sold by the CPX-Innovator using another tradename (collectively, “Branded Copaxone”), or (b) any product sold in the USA (other than Branded Copaxone) that is a generic AB-rated, AP-rated or otherwise therapeutically substitutable for Copaxone® in injectable form.

b.  USD$[**] upon first commercial sale in USA

c. USD$[**] annual milestone payable at the end of years [**] through [**] following first commercial sale for which CPX is the [**] for such entire 12-month period, if Profits (calculated without deducting such milestone from Net Sales) in that year are at least USD$[**] in the USA.

d.  USD$[**] payable at the end of the first 12 month period for which CPX Net Sales are equal to or greater than USD$[**] in USA

e.  USD$[**] payable at the end of a subsequent, non-overlapping 12 month period for which CPX Net Sales are equal to or greater than USD$[**] in USA

2. For ENX (EU)

a.                                       USD$[**]                                           ENX First Commercial Sale in EU

b.                                      USD$[**]                                           Annual milestone payable at the end of years [**] through [**] following First Commercial Sale for which M-ENX is the [**] for such entire 12-month period, if Profits (calculated without deducting such milestone from Net Sales) in that year are at least $[**] in the EU.

3.  For [**]

USD$ [**] upon first commercial sale

4. For [**]

USD$[**] upon first commercial sale

Third Party Royalties                               Third Party Royalties under agreements existing as of the Execution Date between Momenta and MIT (patent licenses) (with respect to all Products), and between Momenta and [**] (Momenta collaborator) (with respect to CPX and ENX) (the “[**] Agreements”), shall be the responsibility of Momenta. Any other Third Party royalties that are necessary or reasonably useful for development or commercialization of a particular Product shall be (a) for CPX and ENX, mutually agreed upon by the Parties, and the costs and royalties therefor split by the Parties in accordance with the respective Profit split for such Product, and (b) for [**], decided on by Sandoz and the costs and royalties therefor borne by Sandoz.

Payments                                                                                            Within [**] days after the end of each quarter, the Party owed money with respect to Development Expenses, Legal Costs (including FTE costs with respect to the relevant activities for [**] incurred in accordance with the Annual Collaboration Plan and Budget) and Commercialization Expenses shall provide to the other Party a report of such expenses and payments will be due by the owing Party within [**] days after receipt of such report.  Milestone and Profit payments will be made in substantial accordance with the payment periods described in the US-ENOX Agreement, and the provisions of Section 4.11 of the US-ENOX Agreement shall apply.

Intellectual Property                                    Ownership of Intellectual Property created under the collaboration shall follow the US laws of inventorship such that any Intellectual Property created by Momenta or Sandoz will be owned by Momenta or Sandoz, respectively, and any Intellectual Property jointly created by Momenta and Sandoz will be jointly owned by them; provided, however, that, substantially in accordance with Section 8.1.1 of the US-ENOX Agreement, each Party shall own any improvements to its core technology. Substantially in accordance with Section 8.1.2 of the US-ENOX Agreement, the Party so assigning improvements it invented shall have a non-exclusive, royalty free license to practice such assigned improvements for all purposes other than to develop and commercialize the Products in the Field in the respective joint territories.  The provisions of Section 8.1.3 of the US-ENOX Agreement shall apply to jointly owned IP; provided, however, that, should the Parties jointly license such IP, the income therefrom shall be split pursuant to the Profit split for the relevant Product.  The provisions of Sections 8.2 through 8.9 of the US-ENOX Agreement shall substantially apply with respect to CPX and ENX, mutatis mutandis in accordance with the Profit splits hereunder.  With respect to [**], the Parties shall mutually agree in writing on the rights and obligations of each Party with respect to the principles of Sections 8.2 through 8.9 of the US-ENOX Agreement.

Termination Rights                                          1.                                       Bankruptcy:  To the extent permitted under applicable law, either Party may terminate this MOU effective immediately with written notice to the other Party if such other Party files for bankruptcy, is adjudicated bankrupt, files a petition under insolvency laws, is dissolved or has a receiver appointed for substantially all of its property.  All rights and licenses granted under or pursuant to any Section of this MOU are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code.  The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  Upon the bankruptcy of any Party, the non-bankrupt Party will further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property to the extent needed to allow such non-bankrupt Party to manufacture, commercialize and sell the Products under this MOU, and such, if not already in its possession, will be promptly delivered to the non-bankrupt Party by the bankrupt Party, unless the bankrupt Party elects to continue, and continues to perform all of its obligations under this MOU.

2.                                       Breach:  Either Party may terminate this MOU upon a material breach of this MOU by the other Party [**] days after written notice containing details of the breach if the breach remains uncured at the end of the notice period.  If such material breach is specific to a particular product, the non-breaching Party may terminate this MOU with respect to such Product only.

3.                                       For CPX and ENX:

Each Party shall have the right to terminate these Products on a Product-by-Product and Region-by-Region basis (where each of the USA, all European countries which are part of the EMEA regulatory regime taken together, and each country separately in the ROW is a separate “Region”) if human clinical studies beyond a bioequivalence study are required (as reasonably determined by the JSC or as stated in writing from the applicable regulatory authority) in order to achieve regulatory approval for CPX in the relevant Region, and for ENX in EU, which termination shall take effect on ninety (90) days written notice provided to the other Party within sixty (60) days after such determination or receipt of regulatory authority statement; provided, however, that if human clinical studies beyond a bioequivalence study are required (as reasonably determined by the JSC or as stated in writing from the FDA) in order to achieve regulatory approval for CPX in the USA, each Party may select to terminate such Product in all Regions.  If one Party provides notice to the other Party of such termination, the other Party shall have thirty (30) days thereafter to provide notice of such termination for such reason to the first Party, in which case the Parties will be considered to have jointly terminated such Product with respect to the relevant Region(s).

4.                                       For [**]:

Sandoz shall have the right to terminate these Products on a Product-by-Product basis:

(a)                                  at Sandoz’s convenience upon ninety (90) days written notice to Momenta, which notice may be provided to Momenta no sooner than fifteen (15) months, and no later than twenty-one (21) months, after the date of this MOU, so that such termination shall be effective between eighteen months and two (2) years after the date of this MOU;

(b)                                 if, in the reasonable determination of the Parties, the Intellectual Property of Momenta does not and will not materially contribute to the ability to achieve regulatory approval or therapeutic substitutability for [**], respectively; provided, however, that once any Momenta IP is used in a regulatory filing for such Product in such country, such termination right automatically expires;

(c)                                  on ninety (90) days written notice to Momenta if the [**] states in writing that the Momenta IP did not contribute to the approval of such Product; or

(d)                                 on ninety (90) days written notice to Momenta upon Sandoz’s decision to permanently cease development and commercialization of such Product, and all development and commercialization of all [**] respectively.

Effect of Termination

With respect to CPX worldwide and ENX EU:

a.                                       Unless the termination is (a) for Momenta’s breach, (b) for Momenta’s bankruptcy or (c) by Momenta alone due to the need for clinical studies, such terminated Product(s) revert to Momenta (with appropriate provisions relating to licenses and transfer of activities substantially in accordance with Section 11.6.1 of the US-ENOX Agreement, which licenses shall include any Sandoz IP or joint IP developed in the collaboration existing on the termination date which (i) was used in the collaboration with respect to such Product prior to termination or (ii) is otherwise necessary or reasonably useful for the development and commercialization of such Product).

b.                                      If termination is for Momenta’s breach or bankruptcy, Sandoz retains control of such terminated Product(s) but, unless Momenta breached the “Exclusivity” provisions hereunder, Sandoz must pay Momenta the financial obligations described in this MOU (with appropriate provisions relating to licenses and transfer of activities substantially in accordance with Section 11.6.2 of the US-ENOX Agreement).

c.                                       If termination is by Momenta alone due to the need for clinical studies, Sandoz retains control of such terminated Product(s) but must pay Momenta the financial obligations described in this MOU (with appropriate provisions relating to licenses and transfer of activities substantially in accordance with Section 11.6.2 of the US-ENOX Agreement); provided, however, that Sandoz may offset from the Profit split due to Momenta with respect to such Product [**] percent ([**]%) of the portion of such clinical trial costs which would otherwise have been borne by Momenta.

With respect to [**]:

Sandoz maintains control of such terminated Product(s).

a.                                       If the termination is pursuant to clause 4(a), (b), (c) or (d) of the “Termination Rights” section above, then Sandoz will have no license to Momenta IP, and Sandoz will not owe any Profit share or further milestone payments to Momenta for such Product.

b.                                      If the termination is due to Momenta’s breach or bankruptcy, then Sandoz may, along with notice of termination, notify Momenta that it chooses to retain the Momenta licenses, but Sandoz will not owe any Profit share or further milestone payments to Momenta for such Product.

c.                                       If the termination is due to Sandoz’s breach or bankruptcy, Sandoz will lose the Momenta licenses, and Sandoz will not owe any Profit share or further milestone payments to Momenta for such Product.

General:

Upon expiration or termination of this MOU for any reason, nothing in this MOU shall be construed to release either Party from any obligations that were incurred prior to the effective date of expiration or termination.

Termination of this MOU shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including, without limitation, the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this MOU, regardless of whether or not such breach was the reason for the termination.

Indemnification/

Share of Legal Costs                                  (a)  Sandoz shall indemnify Momenta (and the Momenta Indemnified Parties, as defined in the US-ENOX Agreement) against all losses, costs, damages, judgments, settlements or other expenses (including all reasonable attorneys’ fees, experts’ or consultants’ fees, expenses and costs) (“Liabilities”) awarded to a Third Party or awarded to a Third Party against any Momenta Indemnified Party, or that may be incurred or paid by any Momenta Indemnified Party in the defense or compromise of legal or equitable claims asserted by a Third Party, resulting from (i) patent litigation related to the Product(s), (ii) Third Party claims arising out of activities related to the Products, (iii) property damage or personal injury (including death), or other product liability, relating to the Products, and (iv) breach of Sandoz’s representations, warranties, covenants, obligations or agreements.

(b)  Momenta will indemnify Sandoz (and the Sandoz Indemnified Parties, as defined in the US-ENOX Agreement) against all Liabilities awarded to a Third Party against the Sandoz Indemnified Parties or that may be incurred or paid by any of the Sandoz Indemnified Parties in the defense or compromise of legal or equitable claims asserted by a Third Party, arising out of or (a) resulting from any breach by Momenta of any of its representations, warranties, covenants, obligations or agreements, or (b) any actual misappropriation by any Momenta Indemnified Party of any Third Party trade secret or know-how, provided that, (i) with respect to actual misappropriation, there has been a final adjudication of liability for misappropriation by a court of competent jurisdiction, or, (ii) with respect to misappropriation that has been alleged but not finally adjudicated, there is a settlement with a

Third Party which the Parties determine by mutual agreement constitutes an acknowledgement by Momenta of actual misappropriation (either case under (i) or (ii) being a “Final Misappropriation Determination”) and subject to the penultimate sentence of Section 12.2 of the US-ENOX Agreement.

The indemnity procedures shall be consistent with the provisions of Section 12.3 of the US-ENOX Agreement.

Notwithstanding the indemnification provisions above, for the types of claims/cases mentioned in (a) (i)-(iii), Momenta shall be responsible for reimbursement to Sandoz via offset from payments due to Momenta for a Product-by-Product agreed percentage of the legal fees and expenses, losses and damages (including but not limited to, any amounts due as a result of settlement of a claim/case or losing a claim/case) (collectively, “Legal Costs”) associated with any such claim/case under (a)(i)-(iii) in accordance with the percentages provided below (whether or not a claim has been made against or naming Momenta); provided, however, that, if the relevant Product is no longer being marketed, then [**] percent ([**]%) of Momenta’s remaining share of such Legal Costs may be offset against the payments due to Momenta for the other Product; provided, further, however, that (a) Sandoz shall be responsible for legal fees and expenses to litigate any case (patent or otherwise) necessary to achieve regulatory approval of and to be permitted to market the Products and (b) the Parties shall bear, in the percentages provided below, the Product-Specific Patent Costs (defined in accordance with the US-ENOX Agreement) for CPX and ENX.

Regarding CPX the above mentioned percentage is 50%/50%.

Regarding ENX for EU, [**]% (Sandoz)/[**]% (Momenta).

Although Momenta has partial responsibility for certain Legal Costs as outlined above, in no event will profit split payments to Momenta in any quarterly payment period be reduced below [**]% of the amount otherwise owed for profit split to Momenta for such period.

In addition and notwithstanding anything to the contrary herein, each Party shall be solely responsible for 100% of the damages for any actual misappropriation by such Party of any Third Party trade secrets or know-how, determined in accordance with a Final Misappropriation Determination.

Sandoz shall bear the Product-Specific Patent Costs for [**].

Confidentiality                                                                 The terms and conditions of 1) the Confidentiality Agreement effective as of June 17, 2003 by and between Sandoz Inc. (formerly Geneva Pharmaceuticals, Inc.) and Momenta Pharmaceuticals, Inc., as amended by Amendment One effective as of January 5, 2006 and 2) the Confidentiality Agreement made as of the 16th day of April, 2003 by and between Biochemie GmbH and Momenta Pharmaceuticals, Inc. shall apply to the Parties regarding this MOU.

Neither this MOU, nor the fact that Sandoz is the counterparty to this MOU, or the name of Sandoz or any of its Affiliates, may be disclosed to potential investors, the public or regulatory authorities, by Momenta, for purposes of any offering of securities of Momenta or for any other reason, without the prior written consent of Sandoz which shall be granted in Sandoz’s discretion not to be unreasonably withheld.  Notwithstanding the foregoing, neither Party shall issue a press release or other public announcement with respect to this MOU absent the prior written consent of each Party which it shall be entitled to give in its sole discretion; provided, that a mutually agreed upon press release(s) for each Party will be issued on, or within one (1) business day after, the Execution Date.  Notwithstanding the foregoing, (a) each Party may disclose this MOU to the extent required by applicable law; and (b) pursuant to an agreement to maintain confidentiality, Momenta may provide a copy of this Agreement or relevant portions thereof, to MIT and any other Third Party licensor, if required pursuant to the relevant license agreement with respect to Momenta IP.

Governing Law                                                               This MOU shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

In the event of a dispute between the Parties, such dispute will be presented in writing to the JSC.  The JSC will meet within 14 days after receipt of such notice and attempt in good faith to resolve the dispute.  If the JSC is unable to resolve a dispute (whether raised by a joint project team or arising within the JSC), such dispute will be presented in writing to the chief executive officer of each Party (or an executive officer designated by such CEO).  Such executives will meet within 14 days after receipt of such notice and attempt in good faith to resolve the dispute.  All such negotiations between the executives are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  Each Party reserves its right to any and all remedies available under law or equity with respect to any such dispute which such executives cannot resolve within such 14-day period.  For the sake of clarity, the provisions of this paragraph and the next paragraph are subject to the final decision-making authority granted in this MOU.

The Parties agree that any action arising out of this MOU shall be commenced in the federal or state courts of New York, as appropriate, and that such court is a proper venue for such action, that effective process may be served to a Party at the address set forth above, and that A RIGHT TO TRIAL BY JURY IS WAIVED.

Each Party may change its address for receiving notices, or may request that courtesy copies of notices be provided to up to two (2) additional addresses in total, by providing written notice thereof to the other Party.

Insurance                                                                                           Sandoz shall be self-insured.  To the extent Momenta is required to obtain the consent or waiver of MIT under the MIT Agreement to permit such self-insurance by Sandoz, Momenta shall use its best efforts to obtain such waiver or consent.  Momenta shall comply with the insurance obligations imposed on Momenta pursuant to the MIT Agreement.

Entire Agreement                                                   This MOU supersedes all prior discussions and writings and constitutes the entire agreement between the Parties with respect to the subject matter hereof (other than the Confidentiality Agreements described above and the US-ENOX Agreement).  No waiver or modification of this MOU will be binding upon either Party unless made in writing and signed by a duly authorized representative of such Party, and no failure or delay in enforcing any right will be deemed a waiver.  In addition, this MOU may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  The provisions of Sections 14.9 (Severability), 14.13 (Affiliates), 14.14 (Exports), 14.15 (Force Majeure) and 14.16 (Non-Use of MIT Name) of the US-ENOX Agreement shall apply to this MOU.

Assignment                                                                               Each Party shall be permitted to assign its rights and obligations, in whole or in part, in this MOU to any of its Affiliates, provided that in such case, the assigning Party remains liable with the assignee for all of its obligations hereunder; or as otherwise permitted in Section 14.3 of the US-ENOX Agreement.  Any attempted assignment that does not comply with the terms of this Section shall be void.  This MOU shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.  “Affiliate” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with an entity determined in accordance with the definition of Affiliate in the US-ENOX Agreement.  If a Party assigns this MOU to (i) the purchaser (which, immediately prior to such transaction, is a Third Party) of (A) all or substantially all of the assets of the assigning Party’s business to which this MOU relates, or (B) a majority of the voting equity securities of the assigning Party, or (ii) the surviving Person, in the event of a merger of the assigning Party and another Person, any such purchaser or successor shall be bound by the terms hereof, and such assignment or transaction shall not provide the other Party with rights or access to intellectual property rights of the acquirer of such Party which were not already intellectual property rights Controlled by such Party prior to such assignment or such transaction.

Binding Nature                                                               The Parties agree to negotiate in good faith a definitive collaboration agreement (the “Collaboration Agreement”), using commercially reasonable efforts to execute such agreement within sixty (60) days after the Execution Date (which Collaboration Agreement will be effective as of the date of its execution or the Closing, whichever comes later) to establish the collaboration pursuant to the terms provided for in this MOU.  The Parties agree to meet by teleconference and in person as necessary in order to meet such timeline.  Momenta shall provide the first draft of the definitive Collaboration Agreement for review by Sandoz within ten days from the date hereof.  Unless the Collaboration Agreement is executed earlier, the terms of this MOU will automatically become effective as of the Closing; provided, however, that the “Confidentiality” section and this “Binding Nature” section shall become effective as of the Execution Date.  Unless and until the Collaboration Agreement is executed, the terms of this MOU shall remain in effect and shall govern the Parties’ rights and obligations as provided herein.

No Consequential

Damages.                                                                                            UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT OR FROM A PARTY’S BREACH OF CONFIDENTIALITY, NO PARTY HERETO WILL BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS MOU OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS MOU WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THIS MOU.

[Signature Page Follows]

Signature Page

IN WITNESS WHEREOF, the Parties hereby execute this Memorandum of Understanding as of the date first above written.

Sandoz AG			Momenta Pharmaceuticals, Inc.

By:	/s/J. Viertiotler		By:	/s/Alan Crane
	Name:	J. Viertiotler		Name: Alan Crane
	Title:	Authorized Signatory		Title: President & CEO

Sandoz AG

By:	/s/Felix Eichhorn
Name: Felix Eichhorn
Title: Authorized Signatory

Exhibit A

Net Sales Concepts

The Novartis Group’s principal accounting policies are set out in note 1 of the Group’s consolidated financial statements and conform to International Financial Reporting Standards (IFRS). Significant judgments and estimates are used in the preparation of the consolidated financial statements which, to the extent that actual outcomes and results may differ from these assumptions and estimates, could affect the accounting in the areas described in this section.

REVENUE

Revenue is recognized when title and risk of loss for the products are transferred to the customer. Provisions for rebates and discounts granted to government agencies, wholesalers, managed care and other customers are recorded as a reduction of revenue at the time the related revenues are recorded or when the incentives are offered. They are calculated on the basis of historical experience and the specific terms in the individual agreements. Cash discounts are offered to customers to encourage prompt payment. They are recorded as a reduction of revenue at the time of invoicing. Wholesaler shelf-inventory adjustments are granted to customers based on the existing inventory of a product at the time of decreases in the invoice or contract price of a product or at the point of sale if a price decline is reasonably estimable. Where there is a historical experience of Novartis agreeing to customer returns, Novartis records a provision for estimated sales returns by applying historical experience of customer returns to the amounts invoiced and the amount of returned products to be destroyed versus products that can be placed back in inventory for resale.

Cost of Goods Sold

Cost of goods sold comprises all the costs incurred in producing goods for sale:

•          variable and fixed production costs including factory overhead

•          purchase price variances

•          inventory revaluations, inventory destroyed or written-off

•          change in the value of inventory provisions and

•          production variances

•          payments related to product rights, dossiers, patents, trademarks and registration costs that do not meet the criteria for capitalization

•          amortization and impairment losses related to marketable products, i.e. product rights, patent rights, trademarks and core development technologies

•          expenses for the use of intellectual properties from 3rd parties

•          Other non-production related cost of goods sold that cannot be allocated to any other line of COGS

COGS must be valuated with acceptable approximation to actual costs (use of standard cost plus variances (purchase price, production, etc.) to achieve actual costs).

Free goods given in connection with a sale count as quantity sales for the purpose of calculating actual average selling price. The cost of free goods have to be recorded as cost of goods sold.

Optional

DEDUCTIONS FROM REVENUES: As is typical in the pharmaceutical industry, Novartis’ gross sales are subject to various deductions, primarily comprised of rebates and discounts to retail customers, government agencies, wholesalers and managed health care organizations. These deductions represent estimates of the related obligations, requiring the use of judgment when estimating the impact of these sales deductions on gross sales for a reporting period. These adjustments are reported as a reduction of Gross Sales to arrive at Net Sales. The following briefly describes the nature of each deduction and how the deduction is estimated. The US market has the most complex arrangements related to revenue deductions. However, in a number of countries outside the U.S., including major European countries, Novartis provides rebates to government entities. These rebates are often legislatively mandated. Specific references are made to the US market, and where applicable, to [**]:

•          The US Medicaid program is a state government-administered program that uses state and federal funds to provide assistance to certain vulnerable and needy individuals and families. In 1990, the Medicaid Drug Rebate Program was established to reduce state and federal expenditures for prescription drugs. Under the rebate program, [**]. Provisions for estimating Medicaid rebates are calculated using a combination of historical experience, product and population growth, price increases, the impact of contracting strategies and specific terms in the individual state agreements. These provisions are adjusted based upon established processes for refiling data with individual states. For Medicaid, the calculation of rebates involves interpretation of relevant regulations, which are subject to challenge or change in interpretative guidance by government authorities. Since Medicaid rebates are typically billed up to six months after the products are dispensed to patients, any rebate adjustments may involve revisions of provisions for several periods.

•          [**]

These savings vary based on a patient’s current drug coverage and personal income levels. Provisions for the subsidiaries’ obligations under these programs are based on historical experience, trend analysis and current program terms. On January 1, 2006, an additional prescription drug benefit will be added to the US Medicare program. Individuals that have dual Medicaid/Medicare drug benefit eligibility will have their Medicaid prescription drug coverage replaced on January 1, 2006 by the new Medicare Part D coverage, provided through private prescription drug plans. The change will lead to a significant shift of plan participants between programs in which the subsidiaries participate. The [**].

•          Wholesaler chargebacks relate to [**]. A wholesaler chargeback represents the difference between the invoice price to the wholesaler and the indirect customer’s contract discount price. Provisions for estimating chargebacks are calculated using a combination of factors such as historical experience, product growth rates and the specific terms in each agreement. The subsidiaries account for wholesaler’s chargebacks by reducing accounts receivable. Wholesaler chargebacks are generally settled within three months of incurring the liability.

•          Customer rebates are offered to key managed health care plans, group purchasing organizations and other direct and indirect customers to [**]. These rebate programs provide that the customer receive a rebate after attaining certain performance parameters relating to product purchases, formulary status and/or pre-established market share milestones relative to competitors. Since rebates are contractually agreed upon, rebates are estimated based on the specific terms in each agreement, historical experience and product growth rates. [**]

•          In order to evaluate adequacy of ending provision balances, [**] Management internally estimates the inventory level in the retail channel and in transit.

•          Where a product with right of customer returns is sold, [**]

Other factors are also considered, such as product recalls and, in the case of [**]. In the US, historical rates of return are utilized and are adjusted for known or expected changes in the marketplace when appropriate. Sales returns amount to approximately [**]% of gross product sales.

•          The policy of [**]. Based on this information, the inventories on hand at wholesalers and other distribution channels in the US are estimated to be approximately one month at December 31, 2005. Novartis believes the third party data sources of information are sufficiently reliable, however its accuracy cannot be verified.

•          At the end of 2005, [**].

•          Cash discounts are offered to customers in the US and certain other countries to encourage prompt payment. Cash discounts, which are typically [**]% of gross sales in the US, are accrued at the time of invoicing.

•          Shelf-stock adjustments are generally granted to customers based on the existing inventory of a customer following decreases in the invoice or contract price of the related product. Provisions for [**], are determined at the time of the [**] or at the [**].

•          Other sales discounts, such as consumer coupons and discount cards, are also offered. These discounts are recorded at the time of sales or when the coupon is issued and estimated utilizing historical experience and the specific terms for each program.

•          Discounts, rebates or other deductions shown on the invoice are generally recorded directly as a reduction in the gross to net sales value and do not pass through the provision account.